                                                                   EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Amendments No. 1 to Registration Statements No. 333-8533 and No. 333-38765 on Form S-3, and No. 333-38759 on Form S-4 of Armor Holdings, Inc. of our report dated March 19, 1998, appearing in this Annual Report on Form 10-K of Armor Holdings, Inc., for the year ended December 27, 1997 and to the reference to us under the heading "Experts" in the Prospectuses which are part of these Registration Statements.

We additionally consent to the incorporation by reference in Registration Statement No. 33-018863 of American Body Armor & Equipment, Inc., now known as Armor Holdings, Inc., on Form S-8, of our report dated March 19, 1998, appearing in this Annual Report on Form 10-K of Armor Holdings, Inc., for the year ended December 27, 1997.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
March 26, 1998